Exhibit 5.1

December 19, 2023

IB Acquisition Corp.

500 N Military Trail, Suite 160-A

Boca Raton FL 33431

Ladies and Gentlemen:

We have acted as counsel to IB Acquisition Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of the offer and sale of: (A) up to 11,500,000 Units of the Company (the “Units”) (including up to 1,500,000 Units subject to the Underwriters’ (as defined below) over-allotment option), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and the Common Stock underlying the Units, the “Shares”), for an aggregate of up to 11,500,000 Shares (including up to 1,500,000 Shares included in the Units subject to the Underwriters’ over-allotment option) and (ii) one right (a “Right”), with each whole Right entitling the holder to receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination, for an aggregate of up to 11,500,000 Rights (including up to 1,500,000 Rights included in the Units subject to the Underwriters’ over-allotment option) to be issued under a rights agreement (the “Rights Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Right Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and I-Bankers Securities, Inc., as representative of the underwriters named therein (the “Underwriters”); and (B) up to 395,000 shares of Common Stock (including up to 45,000 shares of Common Stock issuable subject to the Underwriters’ over-allotment option) issuable to the representative of the Underwriters pursuant to the terms of the Underwriting Agreement (the “Representative’s Shares”).

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments, and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof, (ii) the Bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement, (iv) the Underwriting Agreement, (v) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Units, the Shares, and the Rights and the filing of the Registration Statement and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that, before the issuance of the Units, the Shares, the Rights, or Representative’s Shares, (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Underwriting Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. Each Share included in the Units has been duly authorized and, when the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Share included in the Units will be validly issued, fully paid and non-assessable.

3. When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Right included in the Units will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4. Each Share underlying the Rights has been duly authorized and, when delivered in accordance with the Rights, each Share will be validly issued, fully paid and non-assessable.

5. The Representative’s Shares have been duly authorized and, when delivered to representative of the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Representative’s Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Units and Rights is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the Nevada Revised Statutes and the State of New York, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP
ArentFox Schiff LLP